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                                                                   Exhibit 99(a)
                                                              Form 10-K for 1996
                                                           File No. 333-08645-01

                      REPORT OF INDEPENDENT ACCOUNTANTS

To AT&T Capital Corporation:

We have examined the accompanying management assertion that AT&T Capital Corporation has maintained effective internal controls over financial reporting of lease and loan servicing included in the Capita Equipment Receivables Trust 1996-1 based on the criteria established in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) as of December 31, 1996.

Our examination was made in accordance with standards established by the American Institute of Certified Public Accountants and, accordingly, included obtaining an understanding of the internal controls over financial reporting of lease and loan servicing, testing and evaluating the design and operating effectiveness of the internal controls, and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion.

Because  of  inherent   limitations   in  any  internal   controls,  errors   or
irregularities may occur and not be detected. Also, projections of any evaluation of the internal controls over financial reporting of lease and loan servicing to future periods are subject to the risk that the internal controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the accompanying management assertion that AT&T Capital Corporation has maintained effective internal controls over financial reporting of lease and loan servicing included in the Capita Equipment Receivables Trust 1996-1 as of December 31, 1996, is fairly stated, in all material respects, based on the criteria established in the Internal Control Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission
(COSO).

                                                   COOPERS & LYBRAND L.L.P.

New York, New York
March 28, 1997

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